Exhibit 10.22
ROPER INDUSTRIES, INC.

409A Amendments to the Offer Letter of Employment with Timothy Winfrey

This Amendment to the Offer Letter of Employment Agreement dated as of May 20, 2002 (the “Offer Letter”) between Roper Industries, Inc. (the “Company”) and Timothy Winfrey (“Executive”) is made this 30th day of December 2008.

The Company and Executive have determined that it is in their best interests to amend the Offer Letter to include special provisions intended to ensure compliance with Internal Revenue Code Section 409A relating to deferred compensation.  In consideration of the mutual covenants contained herein and the continued employment of Executive by the Company, the parties agree as follows:

1. The Offer Letter is hereby amended by adding the following sentences at the end of paragraph 3 under “Salary and Benefits”:

“For purposes of this paragraph, the “bonus” portion of your severance payment is the amount of annual bonus, if any, that you earned with respect to the last year before your termination occurred.  Unless a delayed payment date is required under “Section 409A Compliance” below, such severance payment shall be paid in a lump sum no later than March 15 of the year after the year in which your employment is terminated.”

2. The Offer Letter is hereby amended by adding the following paragraphs:

“Section 409A Compliance

1.
This Offer Letter shall be interpreted and administered in a manner so that any amount or benefit payable hereunder shall be paid or provided in a manner that is either exempt from or compliant with the requirements Section 409A of the Internal Revenue Code (the “Code”) and applicable Internal Revenue Service guidance and Treasury Regulations issued thereunder (and any applicable transition relief under Section 409A of the Code).

2.
Notwithstanding anything in this Offer Letter to the contrary, to the extent that any amount or benefit that would constitute non-exempt “deferred compensation” for purposes of Section 409A of the Code would otherwise be payable or distributable hereunder by reason of a change of control or your termination of employment, such amount or benefit will not be payable or distributable to you by reason of such circumstance unless (i) the circumstances giving rise to such change of control or termination of employment, as the case, may be, meet any description or definition of “change in control event” or “separation from service”, as the case may be, in Section 409A of the Code and applicable regulations (without giving effect to any elective provisions that may be available under such definitions), or (ii) the payment or distribution of such amount or benefit would be exempt from the application of Section 409A of the Code by reason of the short-term deferral exemption or otherwise.  This provision does not prohibit the vesting of any amount upon a change of control or termination of employment, however defined.  If this provision prevents the payment or distribution of any amount or benefit, such payment or distribution shall be made on the date, if any, on which an event occurs that constitutes a Section 409A-compliant “change in control event” or “separation from service,” as the case, may be, or such later date as may be required by the following paragraph.

3.
If any amount or benefit that would constitute non-exempt “deferred compensation” for purposes of Section 409A of the Code would otherwise be payable or distributable under this Offer Letter by reason of your separation from service during a period in which your are a “specified employee” (as defined in Code Section 409A and applicable regulations), then payment or commencement of such non-exempt amounts or benefits shall be delayed until the earlier of your death or the first day of the seventh month following your separation from service.”

4.
To the extent that you are entitled to be paid or reimbursed for any expenses under this Offer Letter (i.e., reimbursement of business expenses, provision of automobile or allowance, club dues and expenses, financial planning services, Executive Reimbursement Insurance Plan and similar reimbursements) the amount reimbursable in any one calendar year shall not affect the amount reimbursable in any other calendar year, and the reimbursement of an eligible expense shall be made within thirty (30) days after delivery of your respective written requests for payment accompanied with such evidence of fees and expenses incurred as the Company reasonably may require, but in any event no later than December 31 of the year after the year in which the expense was incurred.  Your rights to payment or reimbursement of any expenses incurred during your employment pursuant to this Offer Letter shall expire no later than December 31 of the year in which you terminate employment and shall not be subject to liquidation or exchange for another benefit.”

3.      Except as expressly amended hereby, the terms of the Offer Letter shall be and remain unchanged and the Offer Letter as amended hereby shall remain in full force and effect.

IN WITNESS WHEREOF, the Company and Executive have caused this Amendment to be duly executed.

ROPER INDUSTRIES, INC.

By:               /s/ Brian D. Jellison
Brian D. Jellison, Chairman, President and CEO

     /s/ Timothy Winfrey
Timothy Winfrey